Exhibit 99.1

Wauwatosa Holdings, Inc. Announces Results of Operations for the Periods Ended December 31, 2005.

WAUWATOSA, WI – 02/23/2006 – Wauwatosa Holdings, Inc. (NASDAQ: WAUW) reported results of operations for its quarter and six-month transition period ended December 31, 2005. For the quarter, Wauwatosa Holdings reported a net loss of $709,000 or $0.02 per share. Net income for the six months ended December 31, 2005 was $2.7 million. On November 15, 2005, Wauwatosa Holdings announced that it had changed its fiscal year-end from June 30 to December 31 effective December 31, 2005. Consequently, on or before March 31, 2006, Wauwatosa Holdings will file a transition report on Form 10-K for the transition period from July 1, 2005 through December 31, 2005.

Effective October 4, 2005, Wauwatosa Savings Bank completed its reorganization and subsequent initial public offering of common stock of Wauwatosa Holdings, Inc. Upon completion of the reorganization, Lamplighter Financial, MHC (a Wisconsin chartered mutual holding company) owns a majority of the outstanding shares of common stock of Wauwatosa Holdings, Inc. and Wauwatosa Holdings owns 100% of the common stock of Wauwatosa Savings Bank. The reorganization was the primary contributing factor to the net loss generated during the quarter ended December 31, 2005.

In connection with the reorganization, 556,442 shares of Wauwatosa Holdings, Inc. common stock valued at $5.6 million were contributed to the Waukesha County Community Foundation, Inc. Charitable contributions totaling $500,000 were accrued in prior periods and $5.1 million in expense was recognized by Wauwatosa Holdings in the quarter ended December 31, 2005. In addition, an Employee Stock Ownership Plan (ESOP) and related trust were established in connection with the issuance of common stock of Wauwatosa Holdings, Inc. During the quarter ended December 31, 2005, the ESOP Trust purchased 762,000 shares to be allocated to plan participants ratably over a 10-year period. As such, 76,200 shares valued at an average market price of $11.22 per share were allocated to plan participants on December 31, 2005 resulting in $854,000 of additional compensation expense in the quarter ended December 31, 2005. In connection with the establishment of the ESOP, the Board of Directors froze the Wauwatosa Savings Bank pension plan. Pension plan expense totaled $502,000 and $640,000 for the quarter and six months ended December 31, 2005, respectively, including a $370,000 expense in the quarter ended December 31, 2005 related to the planned termination of the plan in 2006.

Net interest income continues to increase on volume even as the interest rate spread continues to decline. Net interest income was up $871,000 or 8.6% for the three months ended December 31, 2005 as compared to the comparable three months in 2004. This compares to a 25% increase in average earning assets for the same period. The interest rate spread, however, continues to decline. It was 2.34% for the quarter ended December 31, 2005, as compared to 2.94% for the same quarter in 2004.

It is anticipated that the interest rate spread will continue to decline throughout 2006. As Wauwatosa Holdings is dependent upon net interest income for approximately 90% of its total income, a continued decline in the interest rate spread significantly limits the prospect for increased net income.

During 2006, Wauwatosa Holdings intends to continue executing its plan to expand the product and service lines that it currently offers. Wauwatosa Savings Bank recently acquired Waterstone Mortgage Corporation, a mortgage broker with offices located in Pewaukee, Madison, Lake Geneva and Sheboygan, Wisconsin, and Livonia, Michigan. Waterstone Mortgage expects to originate approximately 1,300 loans in 2006 and generate gross revenues of approximately $2.6 million. This acquisition will expand both the types of mortgage loan products offered and the geographical coverage for those products. All Waterstone Mortgage Corporation revenue is expected to be noninterest income. In addition, Wauwatosa Holdings intends to continue to expand its branch network. Along with providing a wider delivery channel for a broader array of products and services, the expanded branch network should enable Wauwatosa Holdings to add retail, transactional deposit accounts, thus reducing reliance on higher cost certificate of deposit accounts. Wauwatosa Holdings has plans to open two new retail branch offices in calendar 2006 with the first to be located in the City of Franklin, Wisconsin.

Wauwatosa Holdings had total assets of $1.5 billion at December 31, 2005. Its subsidiary bank, Wauwatosa Savings Bank, is a Wisconsin-chartered savings bank which was originally organized in 1921. Wauwatosa Savings Bank conducts business from six offices in Wauwatosa, Oak Creek, Oconomowoc, Pewaukee and Waukesha, Wisconsin.

Cautionary Statements

The discussions in this news release which are not historical statements contain forward-looking statements that involve risk and uncertainties. Statements which are not historical statements include those in the future tense or which use terms such as “believe,” “expect,” and “anticipate.” Wauwatosa Holdings, Inc. actual future results could differ in important and material ways from those discussed. Many factors could cause or contribute to such differences. These factors include changing interest rates and related yield curves, changes in demand for loans or other services, competition from other institutions, actual verses estimated loan loss experience, other general economic and political developments, plus factors discussed in our filings with the Securities and Exchange Commission.

WAUWATOSA HOLDINGS, INC.
FINANCIAL HIGHLIGHTS

	Three months ended		Six months ended		Years ended
	December 31,		December 31,		June 30,
	2005	2004	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
	(dollars in thousands, except ratios and per share data)

Operations Data:
Net interest income	$10,959	$10,088	$21,278	$19,290	$38,139	$33,656
Provision for loan losses	826	245	1,035	363	1,238	860
Noninterest income	1,267	729	2,272	1,985	3,311	3,035
Noninterest expense	12,578	7,170	18,331	12,262	23,576	20,384
Income (loss) before income taxes	(1,178)	3,402	4,184	8,650	16,635	15,447
Income tax expense (benefit)	(469)	1,070	1,471	2,864	7,520	4,863
Net income (loss)	(709)	2,332	2,713	5,786	9,116	10,584

Selected Financial Ratios:
Yield on earning assets	5.81%	5.99%	5.85%	5.94%	5.91%	5.85%
Cost of funds	3.47	3.06	3.42	3.05	3.17	3.15
Interest rate spread	2.34	2.94	2.43	2.89	2.74	2.70
Return on average assets	(.18)	0.71	0.36	0.89	0.70	0.90
Return on average equity	(1.39)	7.13	3.22	8.30	7.12	8.88
Average equity to average assets	13.27	9.93	11.25	10.66	9.83	10.15
Non-interest expense to average assets	3.27	2.18	2.44	1.88	1.81	1.74
Allowance for loan losses to total loans outstanding	0.40	0.33	0.40	0.33	0.38	0.32

Per Share:
Basic earnings (loss) per share (1)	$(0.02)
Diluted earnings (loss) per share (1)	(0.02)
Book value per share	7.02
Weighted average shares outstanding — diluted	33,135,424
Shares outstanding at December 31, 2005	33,038,385

(1) Loss per share is based on the net loss from the date of the stock conversion, October 5, 2005 and the weighted average shares outstanding from October 5, 2005 to December 31, 2005.

	December 31,	June 30,	Percent
	2005	2005	Change
	(Unaudited)
	(in thousands, except percentages)
Financial Condition:
Total assets	$1,511,209	$1,386,132	9.03%
Loans receivable, net	1,300,768	1,213,561	7.19
Securities available for sale	121,955	83,991	45.20
Deposits	1,045,593	1,128,791	(7.37)
Borrowings	201,212	93,162	115.98
Total equity	231,696	133,416	73.66
Allowance for loan losses	5,250	4,606	13.98
Non-performing assets	18,280	13,076	39.80

WAUWATOSA HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Six months ended
	December 31,		December 31,		Years ended June 30,
	2005	2004	2005	2004	2005	2004
	(Unaudited) (Unaudited)		(Unaudited) (Unaudited)
		(dollars in thousands, except per share data)
Interest income:
Loans	$19,599	$17,770	$38,516	$34,272	$69,775	$61,530
Mortgage-related securities	913	562	1,389	1,206	2,283	3,264
Debt securities, federal funds sold and
short-term investments	974	605	2,131	1,102	2,149	1,294

Total interest income	21,486	18,937	42,036	36,580	74,207	66,088

Interest expense:
Deposits	8,975	8,094	18,296	15,960	33,285	30,324
Borrowings	1,552	755	2,462	1,330	2,783	2,108

Total interest expense	10,527	8,849	20,758	17,290	36,068	32,432

Net interest income	10,959	10,088	21,278	19,290	38,139	33,656
Provision for loan losses	826	245	1,035	363	1,238	860

Net interest income after provision for loan losses	10,133	9,843	20,243	18,927	36,901	32,796

Noninterest income:
Service charges on loans and deposits	629	576	940	929	1,217	1,144
Increase in cash surrender value of life insurance	151	211	587	424	642	1,007
Gain on sale of securities	—	—	—	—	12	47
Other	487	(58)	745	632	1,440	837

Total noninterest income	1,267	729	2,272	1,985	3,311	3,035

Noninterest expenses:
Compensation, payroll taxes, and other employee benefits	4,376	3,048	7,404	5,705	11,434	10,763
Occupancy, office furniture, and equipment	966	819	1,802	1,714	3,482	3,470
Advertising	353	233	764	536	1,128	1,024
Data processing	490	285	840	570	1,142	1,048
Charitable contributions	5,122	1,568	5,310	1,713	2,088	988
Communications expense	142	144	300	272	591	525
Professional Fees	409	159	529	230	627	386
Other	720	914	1,382	1,522	3,084	2,180

Total noninterest expenses	12,578	7,170	18,331	12,262	23,576	20,384

Income (loss) before income taxes	(1,178)	3,402	4,184	8,650	16,636	15,447
Income tax expense (benefit)	(469)	1,070	1,471	2,864	7,520	4,863

Net income (loss)	$(709)	$2,332	$2,713	$5,786	$9,116	$10,584

Basic earnings (loss) per share	$(0.02)	n/a	n/a	n/a	n/a	n/a
Diluted earnings (loss) per share	$(0.02)	n/a	n/a	n/a	n/a	n/a

WAUWATOSA HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,	June 30,
	2005	2005	2004
	(dollars in thousands, except per share data)
Assets	(Unaudited)
Cash	$8,761	$10,107	$11,116
Federal funds sold	5,388	8,779	7,975
Short term investments	2,349	1,581	301

Cash and cash equivalents	16,498	20,467	19,392
Securities available-for-sale (at fair value):	121,955	83,991	99,549
Loans receivable	1,306,018	1,218,167	1,066,972
Allowance for loan losses	5,250	4,606	3,378

Loans receivable, net	1,300,768	1,213,561	1,063,594
Office properties and equipment, net	25,022	24,018	15,894
Federal Home Loan Bank stock, at cost	14,406	14,097	13,322
Cash surrender value of life insurance	22,792	22,078	20,980
Prepaid expenses and other assets	9,768	7,920	7,353

Total assets	$1,511,209	$1,386,132	$1,240,084

Liabilities and Shareholders’ Equity
Liabilities:
Demand deposits	$82,290	$100,861	$99,182
Money market and savings deposits	33,565	27,117	28,475
Time deposits	929,738	1,000,813	907,931

Total deposits	1,045,593	1,128,791	1,035,588
Federal Home Loan Bank advances short-term	87,209	35,000	25,000
Federal Home Loan Bank advances long-term	114,003	58,162	35,000
Advance payments by borrowers for taxes	181	15,821	14,446
Other liabilities	32,527	14,942	7,252

Total liabilities	1,279,513	1,252,716	1,117,286
Shareholders’ equity:
Common Stock (par value — $.01;	337	-	-
(200,000,000 shares authorized;
33,723,759 shares issued;
33,038,385 share outstanding)
Additional Paid-In Capital	103,859	—	—
Net unrealized loss on securities
available-for-sale (net of taxes)	(1,571)	(627)	(2,129)
Retained earnings, substantially restricted	136,756	134,043	124,927
Unearned ESOP shares	(7,685)	—	—

Total shareholders’ equity	231,696	133,416	122,798

Total liabilities and
shareholders’ equity	$1,511,209	$1,386,132	$1,240,084